Exhibit 21.0

SUBSIDIARIES OF ALICO, INC.

Name of Subsidiary                        State of Organization

Alico Land Development, Inc.                Florida
Alico Fruit Company, LLC                    Florida
Alico-Agri, LTD.                         Florida
Alico Plant World LLC                    Florida
Alico Citrus Nursery, LLC                    Florida
734 Citrus Holdings, LLC                     Florida
734 LMC Groves, LLC                     Florida
734 BLP Groves, LLC                     Florida
734 CO-OP Groves LLC                     Florida
734 Harvest LLC                         Florida
Alico Chemical Sales LLC                     Florida
Alico Skink Mitigation LLC                     Florida
Alico Ranch LLC                         Florida
Alico Natural Resources LLC                 Florida
Alico Industries, Inc.                         Florida
Alico Merger Sub, Inc.                     Florida
Citree Holdings LLC                         Delaware